Exhibit 99.1

Business

Protective Life Insurance Company (Protective), a stock life insurance company, was founded in 1907.  Protective is a wholly-owned subsidiary of Protective Life Corporation (PLC), an insurance holding company whose common stock is traded on the New York Stock Exchange (symbol: PL).  Protective provides financial services through the production, distribution, and administration of insurance and investment products.  Unless the context otherwise requires, “Protective” refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.

Protective operates several business segments each having a strategic focus.  An operating segment is generally distinguished by products and/or channels of distribution.  Protective’s operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products and Asset Protection. Protective also has an additional segment referred to as Corporate and Other.

Additional information concerning Protective’s segments may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and in Note K to Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K.  The information incorporated herein by reference is also electronically accessible through the Internet from the “Edgar Database of Corporate Information” on the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

In the following paragraphs, Protective reports sales and new capital invested.  These statistics are used by Protective to measure the relative progress of its marketing and acquisition efforts.  These statistics were derived from Protective’s various sales tracking and administrative systems and were not derived from Protective’s financial reporting systems or financial statements.  These statistics attempt to measure only one of many factors that may affect future profitability, and therefore are not intended to be predictive of future profitability.

Life Marketing

The Life Marketing segment markets level premium term and term-like insurance, universal life, variable universal life and “bank owned life insurance” (BOLI) products on a national basis.  The segment uses several methods of distribution for its products.  One distribution system is comprised of brokerage general agencies who recruit a network of independent life agents.  The segment also distributes insurance products through a network of experienced independent personal producing general agents who are recruited by regional sales managers.  Also, Protective markets BOLI through an independent marketing organization that specializes in this market.  The segment also distributes life insurance products through stockbrokers and banks, and through direct response and worksite arrangements.

The following table shows the Life Marketing segment’s sales measured by new premium.

Year Ended December 31	Sales
(dollars in millions)

1999	$139.2
2000	161.1
2001	163.5
2002	224.1
2003	289.6

Acquisitions

The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies.  The segment’s primary focus is on life insurance policies sold to individuals.  These acquisitions may be accomplished through acquisitions of companies or through the reinsurance of blocks of policies from other insurers.  Forty-three transactions have been closed by the segment since 1970, including 16 since 1989.  Policies acquired through the segment are usually administered as “closed” blocks; i.e., no new policies are being marketed.  Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.

Most acquisitions closed by the Acquisitions segment do not include the acquisition of an active sales force.  In transactions where some marketing activity was included, Protective generally either ceased future marketing efforts or redirected those efforts to another segment of Protective.  However, in the case of the acquisition of West Coast Life Insurance Company (West Coast) which was closed by the Acquisitions segment in 1997, Protective elected to continue the marketing of new policies and operate West Coast as a component of Protective’s Life Marketing segment.

Protective believes that its focused and disciplined approach to the acquisition process and its experience in the assimilation, conservation, and servicing of acquired policies gives it a significant competitive advantage over many other companies that attempt to make similar acquisitions.  Protective expects acquisition opportunities to continue to be available as the life insurance industry continues to consolidate; however, management believes that Protective may face increased competition for future acquisitions.

Total revenues and income before income tax from the Acquisitions segment are expected to decline with time unless new acquisitions are made.  Therefore, the segment’s revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

The following table shows the number of transactions closed by the Acquisitions segment and the approximate amount of (statutory) capital invested for each year in which an acquisition was made.

Year Ended December 31	Number of Transactions	Capital Invested
		(dollars in millions)

2001	2	$247.8
2002	1	60.0

In 2001, Protective coinsured a block of individual life policies from Standard Insurance Company, and acquired the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., the U.S. subsidiary of Irish Life & Permanent plc of Dublin, Ireland.  In 2002, Protective coinsured a block of traditional life and interest-sensitive life insurance policies from Conseco Variable Insurance Company.  Although acquisition opportunities were investigated, no transactions were completed in 1999, 2000, or 2003.

From time to time other of Protective’s business segments have acquired companies and blocks of policies which are included in their respective results.

Annuities

Protective’s Annuities segment manufactures, sells, and supports fixed and variable annuity products.  These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment’s sales force.

Protective’s fixed annuities are primarily modified guaranteed annuities which guarantee an interest rate for a fixed period.  Because contract values are “market-value adjusted” upon surrender prior to maturity, these products afford Protective a measure of protection from the effects of changes in interest rates.  Protective also offers variable annuities which offer the policyholder the opportunity to invest in various investment accounts.

The following table shows fixed and variable annuity sales.  The demand for annuity products is related to the general level of interest rates and performance of the equity markets.

Year Ended December 31	Fixed Annuities	Variable Annuities	Total Annuities
		(dollars in millions)

1999	$350	$361	$711
2000	635	257	892
2001	689	263	952
2002	628	325	953
2003	164	350	514

Stable Value Products

Protective’s Stable Value Products segment markets guaranteed investment contracts (GICs) to 401(k) and other qualified retirement savings plans.  GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan.  The demand for GICs is related to the relative attractiveness of the “fixed rate” investment option in a 401(k) plan compared to the equity-based investment options available to plan participants.

The segment also markets fixed and floating rate funding agreements directly to the trustees of municipal bond proceeds, institutional investors, bank trust departments and money market funds, and sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations.  During the fourth quarter of 2003, Protective registered a funding agreement-backed notes program with the SEC.  Through this program, Protective is able to offer notes to both institutional and retail investors.  The segment’s funding agreement-backed notes complement Protective’s overall asset-liability management in that the terms of the funding agreements may be tailored to the needs of the seller, as opposed to the needs of the buyer, and more so in a retail program.  The segment had sales of $450 million under this program in 2003.

Protective’s emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs.  Most GIC contracts and funding agreements written by Protective have maturities of three to seven years.

The following table shows the stable value products sales.

Year Ended December 31	GICs	Funding Agreements	Total
		(dollars in millions)

1999	$584	$386	$970
2000	418	801	1,219
2001	409	637	1,046
2002	267	888	1,155
2003	275	1,333	1,608

The rate of growth in account balances is affected by the amount of maturing contracts relative to the amount of sales.

Asset Protection

The Asset Protection segment markets extended service contracts and credit life and disability insurance to protect consumers’ investments in automobiles and watercraft.  The segment’s products are primarily marketed through a national network of 2,500 automobile and marine dealers.  The Asset Protection segment has also offered credit insurance through banks and consumer finance companies.

Protective entered into an agreement in 2003, under the terms of which an unaffiliated company assumed the administration and marketing responsibilities for a portion of the Asset Protection segment’s financial institutions credit business that was based in Raleigh, North Carolina.  Protective is reviewing strategic alternatives for certain under-performing product lines in the Asset Protection segment.

In 2000, Protective acquired the Lyndon Insurance Group (Lyndon) from Frontier Insurance Group.  Lyndon markets a variety of specialty insurance products, including credit insurance and vehicle and marine extended service contracts.  Lyndon distributes products on a national basis through financial institutions and automobile dealers.

Protective is the fifth largest writer of credit insurance in the United States according to industry surveys.  These policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States.

The following table shows the credit insurance and related product sales measured by new premium including the sales of Lyndon since the date of acquisition.

Year Ended December 31	Sales
(dollars in millions)

1999	$283.4
2000	506.8
2001	500.1
2002	467.8
2003	472.4

In 2003, approximately 58% of the segment’s sales were through the automobile dealer distribution channel, and approximately 42% of sales were extended service contracts.  A portion of the sales and resulting premium are reinsured with producer-owned reinsurers.

Corporate and Other

Protective has an additional segment referred to as Corporate and Other.  The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the other business segments described above (including net investment income on unallocated capital and interest on substantially all debt).  This segment also includes earnings from several small non-strategic lines of business (mostly cancer insurance, residual value insurance, surety insurance and group annuities), and various investment-related transactions.  The earnings of this segment may fluctuate from year to year.

Discontinued Operations

On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division), and discontinued other remaining Dental Division operations, primarily other health insurance lines.

Investments

The types of assets in which Protective may invest are influenced by various state laws which prescribe qualified investment assets.  Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.  For further information regarding Protective’s investments, the maturity of and the concentration of risk among Protective’s invested assets, derivative financial instruments, and liquidity, see Notes A and C to the Consolidated Financial Statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” located in Items 8 and 7, respectively, in this Annual Report on Form 10-K.

A significant portion of Protective’s bond portfolio is invested in mortgage-backed securities.  Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans.  Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.  Protective has not invested in the higher risk tranches of mortgage-backed securities (except mortgage-backed securities issued in securitization transactions sponsored by Protective).  In addition, Protective has entered into hedging transactions to reduce the volatility in market value of its mortgage-backed securities.

The table below shows a breakdown of Protective’s mortgage-backed securities portfolio by type at December 31, 2003.  Planned amortization class securities (PACs) pay down according to a schedule.  Targeted amortization class securities (TACs) pay down in amounts approximating a targeted schedule.  Non-Accelerated Security (NAS) receive no principal payments in the first five years, after which NAS receive an increasing percentage of pro rata principal payments until the tenth year, after which NAS receive principal as principal of the underlying mortgages is received.  All of these types of structured mortgage-backed securities give Protective some measure of protection against both prepayment and extension risk.

Accretion directed securities have a stated maturity but may repay more quickly.  Sequential receive scheduled payments in order until each class is paid off.  Pass through securities receive principal as principal of the underlying mortgages is received.  The CMBS are commercial mortgage-backed securities issued in securitization transactions sponsored by Protective, in which Protective securitized portions of its mortgage loan portfolio.

Type	Percentage of Mortgage-Backed Securities

Sequential	36.2%
Pass Through	32.9
PAC	17.4
CMBS	7.0
NAS	4.0
Accretion Directed	2.4
TAC	0.1
100.0%

Protective obtains ratings of its fixed maturities from Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Corporation (S&P).  If a bond is not rated by Moody’s or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics.  At December 31, 2003, approximately 99% of bonds were rated by Moody’s, S&P, or the NAIC.

The approximate percentage distribution of Protective’s fixed maturity investments by quality rating at December 31, 2003, is as follows:

Rating	Percentage of Fixed Maturity Investments

AAA	36.5%
AA	6.0
A	23.0
BBB	26.9
BB or less	7.6
100.0%

At December 31, 2003, approximately $11.9 billion of Protective’s $12.9 billion bond portfolio was invested in U.S. Government or agency-backed securities or investment grade bonds and approximately $983.1 million of its bond portfolio was rated less than investment grade, of which $407.6 million are bank loan participations and $66.9 million were securities issued in Protective-sponsored commercial mortgage loan securitizations.  Protective has increased its investment in bank loan participations over the last two years to take advantage of market conditions.

Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade.  Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors.  Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities.  Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.

Protective also invests a significant portion of its portfolio in mortgage loans.  Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market.  Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties or credit-anchored strip shopping centers.  The average size of loans made during 2003 was $3.1 million.  At December 31, 2003, the average size mortgage loan in Protective’s portfolio was approximately $2.2 million and the largest single loan amount was $19.6 million.

The following table shows a breakdown of Protective’s mortgage loan portfolio by property type at December 31, 2003:

Property Type	Percentage of Mortgage Loans on Real Estate

Retail	74.7%
Apartments	7.9
Office Buildings	8.0
Warehouses	8.0
Other	1.4
100.0%

Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more regional or national retail stores.  The anchor tenants enter into long-term leases with Protective’s borrowers.  These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions.  The following are the largest anchor tenants (measured by Protective’s exposure) at December 31, 2003:

Anchor Tenants	Percentage of Mortgage Loans on Real Estate

Ahold Corporation	2.8%
Walgreen Corporation	2.7
Food Lion, Inc.	2.6
Wal-Mart Stores, Inc.	2.4
Winn Dixie Stores, Inc.	2.2

Protective’s mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination.  Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property’s projected operating expenses and debt service.  Protective also offers a commercial loan product under which Protective will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate.  At December 31, 2003, approximately $382.7 million of Protective’s mortgage loans have this participation feature.

Many of Protective’s mortgage loans have call or interest rate reset provisions between 3 and 10 years.  However, if interest rates were to significantly increase, Protective may be unable to call the loans or increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates.

At December 31, 2003, $11.8 million or 0.4% of the mortgage loan portfolio was nonperforming.  It is Protective’s policy to cease to carry accrued interest on loans that are over 90 days delinquent.  For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible.  If a loan becomes over 90 days delinquent, it is Protective’s general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

In 1996, Protective sold approximately $554 million of its mortgage loans in a securitization transaction.  In 1997, Protective sold approximately $445 million of its loans in a second securitization transaction.  In 1998 Protective securitized $146 million of its mortgage loans and in 1999 Protective securitized $263 million.  The securitizations’ senior tranches were sold, and Protective retained the junior tranches.  Protective continues to service the securitized mortgage loans.  At December 31, 2003, Protective had investments related to retained beneficial interests of mortgage loan securitizations of $283.6 million.

As a general rule, Protective does not invest directly in real estate.  The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies.  In Protective’s experience, the appraised value of a foreclosed property often approximates the mortgage loan balance on the property plus costs of foreclosure.  Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.

The following table shows the investment results from continuing operations of Protective:

Year ended December 31	Cash, Accrued Investment Income, and Investments at December 31	Net Investment Income	Percentage Earned on Average of Cash and Investments	Realized Investment Gains (Losses)
				Derivative Financial Instruments	All other investments
	(dollars in thousands)

1999	$8,808,740	$617,829	7.0%	$3,425	$1,335
2000	10,349,634	692,081	7.1	2,157	(16,756)
2001	13,526,530	835,203	7.0	2,182	(6,123)
2002	15,705,411	971,808	6.8	(4,708)	12,314
2003	17,258,709	980,743	6.1	8,249	66,764

Life Insurance in Force

The following table shows life insurance sales by face amount and life insurance in force.

	Year Ended December 31
	2003	2002	2001	2000	1999
	(dollars in thousands)

New Business Written
Life Marketing	$102,154,269	$67,827,198	$40,538,738	$45,918,373	$26,918,775
Group Products(1)	67,405	44,567	123,062	143,192	123,648
Asset Protection	6,655,790	4,516,350	5,917,047	7,052,106	6,665,219
Total	$108,877,464	$72,388,115	$46,578,847	$53,113,671	$33,707,642

Business Acquired		$3,859,788	$19,992,424
Acquisitions
Asset Protection				$2,457,296	$620,000
Total		$3,859,788	$19,992,424	$2,457,296	$620,000

Insurance in Force at End of Year(2)
Life Marketing	$305,939,864	$225,667,767	$159,485,393	$129,502,305	$91,627,218
Acquisitions	30,755,635	27,372,622	36,856,042	20,133,370	22,054,734
Group Products(1)	710,358	5,015,636	5,821,744	7,348,195	6,065,604
Asset Protection	9,088,963	12,461,564	12,094,947	13,438,226	10,069,030
Total	$346,494,820	$270,517,589	$214,258,126	$170,422,096	$129,816,586

(1)                         On December 31, 2001, Protective completed the sale of substantially all of its Dental Division, with which the group products are associated.

(2)                         Reinsurance assumed has been included; reinsurance ceded (2003 - $292,740,795; 2002 - $219,025,215; 2001-$171,449,182; 2000-$128,374,583; 1999-$92,566,755) has not been deducted.

The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions was:

Year Ended December 31	Ratio of Voluntary Termination

1999	6.0%
2000	5.8
2001	7.4
2002	4.7
2003	4.1

The amount of investment products in force is measured by account balances.  The following table shows stable value product and annuity account balances.  Most of the variable annuity account balances are reported in Protective’s financial statements as liabilities related to separate accounts.

Year Ended December 31	Stable Value Products	Modified Guaranteed Annuities	Fixed Annuities	Variable Annuities
	(dollars in thousands)

1999	$2,680,009	$941,692	$391,085	$2,085,072
2000	3,177,863	1,384,027	330,428	2,043,878
2001	3,716,530	1,883,998	1,143,394	2,131,476
2002	4,018,552	2,390,440	955,886	1,864,993
2003	4,676,531	2,286,417	851,165	2,388,033

Fixed annuity account balances increased in 2001 due to the acquisition of Inter-State and First Variable.

Underwriting

The underwriting policies of Protective and its insurance subsidiaries are established by management.  With respect to individual insurance, Protective and its insurance subsidiaries use information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected.  Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most individual insurance applied for by applicants over age 50.  In the case of “simplified issue” policies, which are issued primarily through the Asset Protection segment and the Life Marketing segment in the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant.  For other than “simplified issue” policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk.  Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

Protective and its insurance subsidiaries require blood samples to be drawn with individual insurance applications above certain face amounts ranging from $100,000 to $250,000 based on the applicant’s age, except in the worksite and BOLI markets where no blood testing is required.  Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus.  Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

Reinsurance Ceded

Protective and its insurance subsidiaries cede insurance to other insurance companies.  The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.  Protective sets a limit on the amount of insurance retained on the life of any one person.  In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life.  In many cases the retention is less.  At December 31, 2003, Protective had insurance in force of $346.5 billion of which approximately $292.7 billion was ceded to reinsurers.

Over the past several years, Protective’s reinsurers have reduced the net cost of reinsurance to Protective.  Consequently, Protective has increased the amount of reinsurance which it cedes on newly-written individual life insurance policies, and has also ceded a portion of the mortality risk of existing business of the Life Marketing and Acquisitions business segments.

Protective also has used reinsurance in the sale of the Dental Division and to reinsure fixed annuities in conjunction with the acquisition of two small insurers and for reinsuring guaranteed minimum death benefit (GMDB) claims in its variable annuity contracts.

Policy Liabilities and Accruals

The applicable insurance laws under which Protective and its insurance subsidiaries operate require that each insurance company report policy liabilities to meet future obligations on the outstanding policies.  These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature.  These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

The policy liabilities and accruals carried in Protective’s financial reports presented on the basis of accounting principles generally accepted in the United States of America (GAAP) differ from those specified by the laws of the various states and carried in the insurance subsidiaries’ statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulations).  For policy liabilities other than those for universal life policies, annuity contracts, GICs, and funding agreements, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the calculation; and from the use of the net level premium method on all business.  Policy liabilities for universal life policies, annuity contracts, GICs, and funding agreements are carried in Protective’s financial reports at the account value of the policy or contract plus accrued interest.

Federal Income Tax Consequences

Existing federal laws and regulations affect the taxation of Protective’s products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products.  Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax-deferred status of competing products.  In addition, life insurance products are often used to fund estate tax obligations.  Legislation has recently been enacted that would over time, reduce and eventually eliminate the estate tax.  If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected.  Protective cannot predict what tax initiatives may be enacted which could adversely affect Protective.

Protective and its insurance subsidiaries are taxed by the federal government in a manner similar to companies in other industries.  However, certain restrictions on consolidating recently acquired life insurance companies and on consolidating life insurance company income with non-insurance income are applicable to Protective; thus, Protective is not able to consolidate all of the operating results of its subsidiaries for federal income tax purposes.

Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in a memorandum account designated as “Policyholders’ Surplus” to be taxed only when such income was distributed to share owners or when certain limits on accumulated amounts were exceeded.  Consistent with current tax law, amounts accumulated in Policyholders’ Surplus have been carried forward, although no accumulated income may be added to these accounts.  As of December 31, 2003, the aggregate accumulation in the Policyholders’ Surplus account was $70.5 million.  Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders’ Surplus accounts.

Competition

Life and health insurance is a mature industry.  In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products.  Life and health insurance is a highly competitive industry.  Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.  Competition could result in, among other things, lower sales or higher lapses of existing products.

The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of Protective’s independent distribution channels are also consolidating into larger organizations.  Some mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.  Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.  The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective’s products by substantially increasing the number and financial strength of potential competitors.

Protective’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

Regulation

Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business.  Such regulation is vested in state agencies having broad administrative power dealing with many aspects of Protective’s business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners.

A life insurance company’s statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC) as modified by the insurance company’s state of domicile.  Statutory accounting rules are different from GAAP and are intended to reflect a more conservative view; for example, requiring immediate expensing of policy acquisition costs and through the use of more conservative computations of policy liabilities.  The NAIC’s risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula.  These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer’s operations.  The formula includes components for asset risk, liability risk, interest rate exposure, and other factors.  Based upon the December 31, 2003 statutory financial reports, Protective and its insurance subsidiaries are adequately capitalized under the formula.

Protective and its insurance subsidiaries are required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which they do business and their business and accounts are subject to examination by such agencies at any time.  Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business.  To date, no such insurance department examinations have produced any significant adverse findings regarding Protective or any insurance company subsidiary of Protective.

Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies.  Although Protective cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer’s financial strength.  Protective and its insurance subsidiaries were assessed immaterial amounts in 2003, which will be partially offset by credits against future state premium taxes.

In addition, many states, including the states in which Protective and its insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems.  These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system.  These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them.  Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state.  In Tennessee, the acquisition of 10% of the voting securities of an entity is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.

Protective and its insurance subsidiaries are subject to various state statutory and regulatory restrictions on the insurance subsidiaries’ ability to pay dividends to PLC.  In general, dividends up to specified levels are considered ordinary and may be paid without prior approval.  Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile.  The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million.  No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its insurance subsidiaries are domiciled; such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by such subsidiaries without affirmative prior approval by state regulatory authorities.

Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA).  Severe penalties are imposed for breach of duties under ERISA.

Certain policies, contracts and annuities offered by Protective and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission.  The federal securities laws contain regulatory restrictions and criminal, administrative and private remedial provisions.

Additional issues related to regulation of Protective and its insurance subsidiaries are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Employees

At December 31, 2003 Protective had approximately 1,437 authorized positions, including approximately 973 in Birmingham, Alabama.  Most employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans.  The cost of these benefits to Protective in 2003 was approximately $4.3 million.  In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan and makes discretionary profit sharing contributions for employees not otherwise covered by a bonus or sales incentive plan.  See Note L to Consolidated Financial Statements.